Exhibit 99.1

40 IDX Drive
P.O. Box 1070
Burlington, VT 05402-1070
www.idx.com

Contacts:           Margo Happer
                            Vice President
                            Investor Relations and
                            Corporate Communications
                            802-859-6169

FOR IMMEDIATE RELEASE

IDX SYSTEMS CORPORATION REPORTS
2004 THIRD QUARTER RESULTS

Revenue and Earnings Momentum Continues to Build

BURLINGTON, VT – October 27, 2004 – IDX Systems Corporation (NASDAQ:IDXC) reported results today for the third quarter ended September 30, 2004.

Revenues for the third quarter 2004 increased 34 percent to $136.1 million compared with $101.4 million in the third quarter of 2003. For the first nine months of 2004, revenues increased 26 percent to $369.0 million compared with revenues of $292.2 million for the same period in 2003.

Operating income for the third quarter 2004 was $14.6 million, reflecting operating margin of 10.8 percent, compared with $8.1 million, or operating margin of 8.0 percent, in the third quarter 2003. Operating income year-to-date 2004 was $28.8 million compared with $21.1 million during the same period last year. Operating margin for the first nine months was 7.8 percent, reflecting an improvement of 60 basis points over the same period last year, despite significant start-up costs associated with the company’s operations in the United Kingdom.

Net income for the third quarter 2004 was $9.8 million, or $0.31 per fully diluted share, compared with net income of $10.3 million, or $0.34 per fully diluted share, in the same period last year, which included certain tax benefit adjustments, primarily the write-up of deferred tax assets, of approximately $0.15 per fully diluted share. For the first nine months of 2004, IDX reported net income from continuing operations of $19.4 million, or $0.62 per fully diluted share, compared with net income of $19.4 million, or $0.66 per fully diluted share, in the same period last year, including the $0.15 tax benefit adjustment.

“We are extremely pleased with our results so far this year,” said James H. Crook, Jr., Chief Executive Officer of IDX. “We continue to execute well across the business, and we are well positioned to realize our mission to make a difference in healthcare, bringing value to the industry as well as to our shareholders.”

IDX signed the following noteworthy contracts during the third quarter:

•	The Diagnostic Division of HealthSouth plans to deploy the IDX Flowcast™ Financial Suite, IDX Imagecast™ Radiology Information System (RIS), and Imagecast Picture Archiving and Communications System (PACS) in a pilot project of seven imaging centers in Alabama. The Diagnostic Division manages 106 imaging centers nationwide. Upon successful completion of the pilot project in early 2005, HealthSouth will consider contracting with IDX for a nationwide roll-out to its remaining imaging centers.

•	A long-time IDXtend® customer, University of Minnesota Physicians (UMPhysicians) agreed to implement the full Flowcast solution, which includes the access management, patient financials and business intelligence suites. UMPhysicians is a multi-specialty group practice of more than 650 physicians affiliated with the University of Minnesota Medical School, a major research institution.

•	Conemaugh Health Initiatives, a 105-physician managed service organization that currently serves more than half a million patients per year at 55 locations across Pennsylvania, signed an agreement to implement the core IDX Groupcast™ solution plus IDX’s eCommerce EDI services with Task Management, statement mailing services and relational reporting. Conemaugh expects to achieve significant increases in financial efficiency with Groupcast, including the ability to easily view expected reimbursement levels versus actual payments.

•	Middletown Regional Hospital (MRH) of Middletown, Ohio is a new Imagecast RIS/PACS customer. Serving Southwest Ohio, MRH is a 310-bed hospital that performs approximately 120,000 exams per year.

•	Thomas Jefferson University Hospital, Philadelphia, PA, agreed to upgrade to IDX Carecast™ to further enhance its use of computerized physician order entry (CPOE), facility-wide nursing documentation and emergency department workflow automation. With 800 beds, Jefferson University Hospital is one of Philadelphia’s largest medical centers, a prestigious teaching facility and an IDX LastWord® customer since 1999. The hospital is currently 90 percent live on CPOE, and the organization looks forward to continuing its successful rollout of CPOE with Carecast. More than 900 Thomas Jefferson physicians, including attendings, fellows and residents, have received CPOE training to date.

IDX management remains comfortable with projected 2004 revenue guidance of $500 – $525 million and earnings per share guidance of $0.95 – $0.99. The company projects 2005 revenues of $610 – $630 million and earnings per share guidance of $1.25 – $1.31.

A conference call with investors will be held on October 27, 2004 at 11:00 am EDT to discuss these results. An audio Webcast of the call is available at our Internet site: www.idx.com, Investor Relations, Multimedia.

About IDX

Founded in 1969, IDX Systems Corporation provides information technology solutions to maximize value in the delivery of healthcare, improve the quality of patient service, enhance medical outcomes, and reduce the costs of care. IDX supports these objectives with a broad range of complementary and functionally rich products installed at 3,300 customer sites. Customers include 138,000 physicians who utilize practice management systems to improve patient care and other workflow processes. IDX software solutions are installed at:

   •    380 integrated delivery networks (IDNs) representing more than 500 hospitals
   •    175 large group practices with more than 200 physicians
   •   665 mid-size group practices with less than 200 physicians

IDX also provides its enterprise clinical software as a subcontractor to BT and Fujitsu Services, Local Service Providers for the United Kingdom National Health Service’s National Programme for Information Technology, an initiative to establish electronic patient records for 50 million patients.

The IDX web strategy includes browser technology, e-commerce and web-based tools – built using Internet architecture –  that facilitates access for patients, physicians and care providers to vital health information and data managed by the IDX clinical, administrative, financial, and managed care products. IDX has approximately 2,100 full-time employees.

IDX, Flowcast, Groupcast, Carecast, Imagecast, LastWord and IDXtend are registered trademarks or trademarks of IDX Investment Corporation. All other product names are registered trademarks or trademarks of their respective companies.

This press release contains forward-looking statements about IDX Systems Corporation that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are uncertainties or difficulties in developing and delivering products and services, difficulties in implementing systems, possible deferral, delay or cancellation by customers of computer system or service purchase decisions, possible delay of system installations and service implementations, including implementations related to the UK Department of Health’s National Programme for Information Technology, development by competitors of new or superior technologies, changing economic, political and regulatory influences on the healthcare industry, possible disruptions in the national economy caused by terrorist activities and foreign conflicts, changes in product pricing policies, governmental regulation of IDX’s software and operations, the possibility of product-related liabilities, and factors detailed from time to time in IDX’s periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference. IDX undertakes no obligation to update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time.

-tables follow-

IDX SYSTEMS CORPORATION

Consolidated Balance Sheets

(in thousands)

	September 30, 2004	December 31, 2003
	(unaudited)	(audited)
ASSETS

Cash and cash equivalents	$53,996	$25,536
Marketable securities	99,162	79,068
Accounts receivable, net	118,846	93,709
Deferred contract costs	21,609	3,961
Refundable income taxes	3,081	8,564
Prepaid and other current assets	11,555	7,485
Deferred tax asset	—	5,899

Total current assets	308,249	224,222

Property and equipment, net	89,811	86,216
Capitalized software costs, net	5,041	3,806
Goodwill, net	2,508	2,508
Deferred contract costs, less current portion	19,460	—
Other assets	10,518	10,357
Deferred tax asset	10,937	11,404

Total assets	$446,524	$338,513

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable, accrued expenses and other liabilities	$58,951	$54,843
Deferred revenue	62,653	23,016
Deferred tax liability	6,389	—

Total current liabilities	127,993	77,859

Deferred revenue	6,702	—

Total liabilities	134,695	77,859

Stockholders’ equity	311,829	260,654

Total liabilities and stockholders’ equity	$446,524	$338,513

IDX SYSTEMS CORPORATION

Consolidated Statements of Operations

(in thousands, except for per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues
Systems sales	$36,334	$35,338	$112,557	$102,873
Maintenance and service fees	99,747	66,093	256,459	189,278

Total revenues	136,081	101,431	369,016	292,151

Operating expenses
Cost of systems sales	15,047	15,394	44,741	41,977
Cost of maintenance and services	62,909	42,612	167,608	124,680
Selling, general and administrative	27,940	21,334	82,831	62,846
Software development costs	15,542	13,971	44,688	41,549
Restructuring charge	—	—	387	—

Total operating expenses	121,438	93,311	340,255	271,052

Operating income	14,643	8,120	28,761	21,099

Other income
Other income	832	252	1,283	338
Gain on sale of investment	248	—	1,257	—

Total other income	1,080	252	2,540	338

Income before income taxes	15,723	8,372	31,301	21,437

Income tax (provision) benefit	(5,949)	1,929	(11,869)	(1,990)

Income from continuing operations	9,774	10,301	19,432	19,447

Discontinued operations
Gain on sale of discontinued operations, net of income and income taxes	—	—	—	26,826

Net income	$9,774	$10,301	$19,432	$46,273

Basic earnings per share
Income from continuing operations	$0.32	$0.35	$0.64	$0.66
Income from discontinued operations	$—	$—	$—	$0.92

Basic earnings per share	$0.32	$0.35	$0.64	$1.58

Basic weighted average shares outstanding	30,396	29,446	30,152	29,271

Diluted earnings per share
Income from continuing operations	$0.31	$0.34	$0.62	$0.66
Income from discontinued operations	$—	$—	$—	$0.90

Diluted earnings per share	$0.31	$0.34	$0.62	$1.56

Diluted weighted average shares outstanding	31,684	30,224	31,563	29,699

Earnings per share numbers may not foot due to rounding.

Certain revenue and cost of sale components (including ecommerce revenues and royalties) have been reclassified.

The above financial statement includes the following special items:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Restructuring charge	$—	$—	$387	$—
Gain on sale of investment	(248)	—	(1,257)	—
Tax effect of included special items	94	—	330	—
Tax adjustments	—	(4,440)	—	(4,440)

Total net effect of included special items	$(154)	$(4,440)	$(540)	$(4,440)

IDX SYSTEMS CORPORATION

Consolidated Statements of Operations

(in thousands, except for per share data)

*Excluding one-time charges

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues
Systems sales	$36,334	$35,338	$112,557	$102,873
Maintenance and service fees	99,747	66,093	256,459	189,278

Total revenues	136,081	101,431	369,016	292,151

Operating expenses
Cost of systems sales	15,047	15,394	44,741	41,977
Cost of maintenance and services	62,909	42,612	167,608	124,680
Selling, general and administrative	27,940	21,334	82,831	62,846
Software development costs	15,542	13,971	44,688	41,549

Total operating expenses	121,438	93,311	339,868	271,052

Operating income	14,643	8,120	29,148	21,099

Other income	832	252	1,283	338

Income before income taxes	15,475	8,372	30,431	21,437

Income tax provision	(5,855)	(2,511)	(11,539)	(6,430)

Income from continuing operations	9,620	5,861	18,892	15,007

Discontinued operations
Gain on sale of discontinued operations, net of income and income taxes	—	—	—	26,826

Net income	$9,620	$5,861	$18,892	$41,833

Basic earnings per share
Income from continuing operations	$0.32	$0.20	$0.63	$0.51
Income from discontinued operations	$—	$—	$—	$0.92

Basic earnings per share	$0.32	$0.20	$0.63	$1.43

Basic weighted average shares outstanding	30,396	29,446	30,152	29,271

Diluted earnings per share
Income from continuing operations	$0.30	$0.19	$0.60	$0.51
Income from discontinued operations	$—	$—	$—	$0.90

Diluted earnings per share	$0.30	$0.19	$0.60	$1.41

Diluted weighted average shares outstanding	31,684	30,224	31,563	29,699

Earnings per share numbers may not foot due to rounding.

Certain revenue and cost of sale components (including ecommerce revenues and royalties) have been reclassified.

The above financial statement excludes the following special items:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Restructuring charge	$—	$—	$387	$—
Gain on sale of investment	(248)	—	(1,257)	—
Tax effect of excluded special items	94	—	330	—
Tax adjustments	—	(4,440)	—	(4,440)

Total net effect of excluded special items	$(154)	$(4,440)	$(540)	$(4,440)

IDX SYSTEMS CORPORATION

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended September 30,
	2004	2003
OPERATING ACTIVITIES

Net income from continuing operations	9,774	10,301
Less: Loss from discontinued operations, net of income taxes	—	(814)
Gain on disposal of discontinued operations, net of income	—	814

Net income from continuing operations	9,774	10,301

Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation	4,245	3,204
Amortization	770	298
Gain on sale of investment	(248)	—
Deferred taxes	802	(2,864)
(Decrease)/increase in allowance for doubtful accounts	(796)	294
Tax benefit related to exercise of non-qualified stock options	604	747
Foreign currency transaction gain	(83)	—
Other	—	85
Changes in operating assets and liabilities:
Accounts receivable	7,312	2,837
Deferred contract costs	(17,469)	—
Prepaid expenses and other assets	(122)	(1,077)
Accounts payable and accrued expenses	(2,900)	(1,446)
Federal and state income taxes	5,789	(1,852)
Deferred revenue	2,166	2,949

Net cash provided by operating activities	9,844	13,476

INVESTING ACTIVITIES

Purchase of property and equipment, net	(7,759)	(4,445)
Other assets	(639)	(811)

Net cash used in investing activities	(8,398)	(5,256)
FINANCING ACTIVITIES

Proceeds from sale of common stock	1,385	3,300
Payment on capital lease obligation	(12)	—

Net cash provided by financing activities	1,373	3,300

Effect of exchange rate fluctuations on cash and cash equivalents	454	—
Fair value of marketable securities *	25,307	—

Increase in cash, cash equivalents and marketable securities	28,580	11,520
Cash, cash equivalents and marketable securities at beginning of period	124,578	90,681

Cash, cash equivalents and marketable securities at end of period	$153,158	$102,201

*	The increase in fair value of marketable securities relates to the change in accounting method from the equity method to the fair value method of accounting for available for sale securities in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities.